TABLE OF CONTENTS

EXHIBIT 99.1
EXHIBIT 99.1

Table of Contents

EXHIBIT 99.1

COMMONWEALTH ENERGY CORPORATION PRESS RELEASE

COMMONWEALTH ENERGY

ADOPTS STOCK REPURCHASE PROGRAM AND STOCKHOLDER RIGHTS PLAN

         Upon the advice and authorization of a committee of independent directors, Commonwealth Energy has adopted a Stock Repurchase Program and Stockholder Rights Plan.

         Effective immediately, the Company has been authorized to repurchase, directly or indirectly, up to $10 million of the Company’s common stock, options and warrants from time to time in the public market or in privately negotiated transactions in accordance with the dictates of applicable law. As part of this program, the Company may elect to contribute repurchased stock to an Employee Stock Ownership Plan (“ESOP”) or to fund an ESOP for the purpose of investing in the Company’s stock. According to Chief Executive Officer Ian Carter, “Along with the other measures which the Special Committee and the Board of Directors has and will be considering, Commonwealth Energy is making great strides to protect stockholder value.”

         Also effective immediately, a Stockholder Rights Plan has been adopted which is triggered whenever an Acquiring Person accumulates 15% or more of the Company’s stock or if an Adverse Person acquires 10% or more of the Company’s stock and intends to implement measures which the Board of Directors believes to be adverse to the Company’s interests. Once the rights vest, stockholders other than the Acquiring Person or Adverse Person will be able to purchase at a predetermined price two shares of stock for the price of one share of stock. According to Mr. Carter, “The Rights Plan will permit the Company to negotiate with someone who makes an unsolicited bid for the Company and to study any proposed plans without improper pressure being brought to bear on the Board.”

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the Company will not be successful in achieving its strategic and financial objectives and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.